Exhibit 99.1

Tribeca Strategic Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Share Rights, Commencing on July 20, 2026

New York, NY, July 17, 2026 -- Tribeca Strategic Acquisition Corp. (the “Company”) announced today that, commencing July 20, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and rights included in the units. The Class A ordinary shares and rights that are separated will trade on the Nasdaq Global Market under the symbols “BID” and “BIDWR,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “BIDWU.” Holders of units will need to have their brokers contact Efficiency, INC., the Company’s transfer agent, in order to separate their respective units into Class A ordinary shares and rights.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tribeca Strategic Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.  Although the Company may pursue an initial business combination in any business or industry sector or geographical location, it intends to focus on identifying a business combination target in the software, technology, artificial intelligence, digital asset, clean energy and other high growth sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering and simultaneous private placement and search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Tribeca Strategic Acquisition Corp.
1301 Avenue of the Americas, 6th Floor
New York, NY, 10019
Attn: Timothy R. Ramdeen
TRamdeen@tribeca-spac.com
(646) 593-7050